Exhibit 10.7

SECOND AMENDMENT TO THE
SANDERSON FARMS, INC. AND AFFILIATES
EMPLOYEE STOCK OWNERSHIP PLAN

THIS SECOND AMENDMENT is made and entered into by Sanderson Farms, Inc. (the “Corporation”) as set forth herein.
WHEREAS, the Corporation maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to revise the compensation, eligibility, and distribution provisions and to provide participants with the option to receive a distribution in cash with respect to certain distributions.
NOW, THEREFORE, pursuant to the provisions of Section 12.1 of the Plan, the Plan is hereby amended, effective as set forth herein, as follows:
1.Effective as of November 1, 2016, Section 2.11 is revised to read as follows:
Section 2.11 “Compensation” means, with respect to an Employee, all taxable remuneration received from the Employer in the whole or part of a Plan Year in which the Employee is a Participant hereunder, increased by any amounts that are not currently included in the Employee’s gross income by reason of Code Sections 125, 132(f), 402(a)(8), or 402(h)(1)(B). Notwithstanding the foregoing, Compensation shall not include (a) performance incentive awards, (b) bonuses, (c) vested amounts under the Management Share Purchase Plan (“MSPP”) with respect to both employer and employee contributions; (d) vested amounts with respect to restricted stock; (e) vested amounts with respect to performance shares; (f) severance pay (regardless of whether it would constitute post-severance compensation); (g) cash dividends or stock dividends; (h) MSPP withholding returned upon termination of employment and prior to vesting of shares purchased and matched; (i) imputed income with respect to group-term life insurance; (j) gym fees; and (k) taxable reimbursements. Furthermore, Compensation shall not include any part of the Contributions to the Trust Fund hereunder, or to any other employee pension benefit plan or employee welfare benefit plan or trust in connection therewith, now or hereafter adopted, or any amounts in respect of any options to purchase stock granted Employees. No Employee shall be deemed to have Compensation for a Plan Year in excess of the limitation provided for under Code Section 401(a)(17)(B); the cost-of-living adjustment in effect for a calendar year shall apply to the annual compensation limit of Code Section 401(a)(17)(B) for the Plan Year that begins with or within such calendar year.
2.Effective as of May 2, 2016, Section 2.15 is revised to read as follows:

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Section 2.15 “Distribution Date” means such annual or more frequent date(s) as designed by the Administrative Committee.
3.Effective as of May 2, 2016, Section 2.44 is revised to read as follows:
Section 2.44    “Valuation Date” means such annual or more frequent date(s) as designated by the Administrative Committee. Notwithstanding the foregoing, the Valuation Date of any transaction between the Plan and a disqualified person (within the meaning of Code Section 4975(e)(2)) shall be the date of the transaction. Furthermore, the Administrative Committee may designate different Valuation Dates for different purposes under the Plan.
4.Effective as of November 1, 2015, Section 3.1(c) is revised to read as follows:

(c)	Notwithstanding (a) and (b) above, the following individuals shall not be eligible to participate in the Plan:

(1)
An Employee who is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and the Employer if there is evidence that retirement benefits were the subject of good faith bargaining between such Employee representatives and such one or more of the Employers, unless the collective bargaining agreement expressly permits the Employee’s participation hereunder;

(2)	A Leased Employee;

(3)
Any individual who is classified as an independent contractor by an Employer, regardless of the classification placed on such person by the Internal Revenue Service or other governmental agency or a court of competent jurisdiction; or

(4)	A nonresident alien who receives no earned income from the Employer or an Affiliate that constitutes income from sources within the United States.
5.Effective as of May 2, 2016, Section 5.7 is revised to read as follows:
Section 5.7 Statements. The Administrative Committee shall upon information furnished by the Trustee, or the Trustee shall upon direction of the Administrative Committee, make reports to each Participant on an annual or more frequent basis showing the opening and closing balances in each of the Participant’s Accounts for the applicable period and all transactions involving the Participant’s Accounts for the applicable period.
6.Effective as of May 2, 2016, the following sentence is added to the end of Section 7.2(a):

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Notwithstanding the foregoing, the Participant may elect to receive his Stock Account entirely in cash.
7.Effective as of May 2, 2016, Section 7.3 is revised to read as follows:
Section 7.3 Mandatory Distributions. If, upon Termination of Employment for any reason, a Participant’s vested Account balances do not exceed five thousand dollars ($5,000), then the Administrative Committee (or its designee) shall direct the Trustee to distribute the vested Account balances to the Participant without the Participant’s consent as soon as practicable after the Distribution Date coincident with or next following the Participant’s Termination of Employment. The Participant may elect to receive such distributions in cash. If the Participant does not elect to receive the distribution (including a direct rollover) and the vested Account balances are greater than one thousand dollars ($1,000), the Administrator will remit the Account balances to an individual retirement (IRA) designated by the Administrator.
8.Effective as of May 2, 2016, the following sentence is added to the end of Section 7.5:
The Participant may elect to receive the distribution entirely in cash.
9.Effective as of May 2, 2016, 7.9(a) is revised to read as follows:
A Participant who is fully vested in his Accounts may make written application to the Administrative Committee (or its designee) to withdraw all or part of the Participant's Account balances. Such an application shall be approved by the Administrative Committee (or its designee) only if the Administrative Committee (or its designee) shall determine that the withdrawal is necessary to satisfy an immediate and heavy financial need of the Participant. Distribution of such withdrawal shall be made to the Participant in a lump sum payment of whole shares of Qualifying Employer Securities, plus cash for fractional shares, as soon as practicable after the withdrawal is approved by the Administrative Committee (or its designee). The Participant may elect to receive the distribution entirely in cash.
10.Effective as of May 2, 2016, Section 7.11 is revised to read as follows:
(a)    With respect to all Qualifying Employer Securities acquired after 1986, each Qualified Participant may elect, under the provisions of Code Section 401(a)(28)(B) within ninety (90) days after the close of each Plan Year in the Qualified Election Period, to direct the Plan with respect to the investment of at least twenty-five (25) percent of the Participant’s Accounts hereunder (to the extent such portion exceeds the amount to which a prior election under this Section applies). In the case of the election year in which the Participant can make his last election, the preceding sentence shall be applied by substituting “fifty (50) percent” for “twenty-five (25) percent.”

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(b)    The term “Qualified Participant” means any employee who has completed at least ten (10) years of participation under the Plan and has attained age fifty-five (55).
(c)    The term “Qualified Election Period” means the six (6) Plan Years beginning with the Plan Year after the Plan Year in which the Participant attains age fifty-five (55) (or, if later, beginning with the Plan Year after the first Plan Year in which the individual first became a Qualified Participant).
(d)    In the event a Qualified Participant makes a diversification election with respect to his Accounts under the provisions of this Section, the Trustee shall either (1) distribute to the Participant the portion of the Participant’s Accounts covered by the election within ninety (90) days after the period during which the election may be made, or (2) if elected by the Participant, transfer of the portion of the Participant’s account subject to the diversification election in cash to another qualified defined contribution plan of the Employer that offers at least three (3) distinct investment options.
(e)    Any distributions under this Section shall be made in whole shares of Qualifying Employer Securities, plus cash for fractional shares, unless the Participant elects to receive the distribution entirely in cash.
11.Effective as of May 2, 2016, Section 7.12(c) is revised to read as follows:
(c)    An in-service distribution under this Section, including any such distribution that has commenced under Section 7.12(b), shall be distributed in whole shares of Qualifying Employer Securities, with the value of any fractional share paid in cash, and cash in proportion to the Participant’s Stock Account balance and Cash Account balance; provided, however, that the Participant (1) shall have the right to demand that his Account balances be distributed in whole shares of Qualifying Employer Securities, with the value of any fractional share paid in cash, and (2) shall have the right to elect that the entire distribution be made in cash. An election for distribution of Accounts pursuant to this Section shall not terminate the Participant’s right to participate in allocations of Contributions or Forfeitures hereunder.
12.Effective as of May 2, 2016, Section 7.12(d) is revised to read as follows:
(d)    Notwithstanding paragraphs (a), (b) and (c) above, (1) if a Participant who has elected in-service distributions pursuant to this Section Terminates Employment prior to receiving the entire amount of his Account balances, the Participant’s remaining Account balances shall be distributed in accordance with Section 7.2 hereof; and (2) if a Participant who has elected in-service distributions pursuant to this Section has previously made or subsequently makes a diversification election pursuant to Section 7.11 hereof, then for each Plan Year with respect to which both elections are effective, there shall be distributed to such Participant or transferred to another qualified plan, if applicable, the greater of the amount required to be

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distributed or transferred under the Section 7.11 election or the amount required to be distributed under Section 7.12.
13.Except as otherwise provided in this Second Amendment, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Plan on this 2nd day of May, 2016, effective as set forth herein.

SANDERSON FARMS, INC.

By: /s/ D. Michael Cockrell

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